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                                                                   EXHIBIT 10.19


                                                                  Execution Copy

                             EMPLOYMENT AGREEMENT


                               Richard D. Smith

     THIS EMPLOYMENT AGREEMENT, dated and effective as of August 13, 1998, is between Hathaway Corporation, a Colorado corporation (the "Company"), and Richard D. Smith ("Employee").

                                   RECITALS:

     The Employee has acknowledged skills and experience in the business conducted by the Company and the Company desires to obtain the benefit of the Employee's knowledge, skills and experience and assure itself of the ongoing right to Employee's services from and after the date hereof, and is willing to do so on the terms and conditions set forth in this Agreement. Employee is willing and able to render services to the Company, from and after the date hereof, on the terms and conditions set forth in this Agreement.

                                  AGREEMENT:

     NOW, THEREFORE, the Company and Employee agree as follows:

     1.   Employment.

          1.1 Title and Duties of Employee. The Company hereby employs Employee as President and Chief Executive Officer of the Company, and Employee hereby accepts such employment with the Company.

               (a) Powers and Duties. Employee shall have the powers and duties normally incident to the offices he holds as provided in the bylaws of the Company and such other duties as shall be determined from time to time by the Company's Board of Directors (the "Board") consistent with Employee's qualifications and the best interests of the Company. Employee shall report only to the Board, and Employee's powers and authorities shall be superior to those of any other officer or employee of the Company or of any subsidiary thereof.

               (b) Contract Rights. Failure of the Board to elect Employee as President and Chief Executive Officer, or action by the Board to remove Employee from such offices, shall be without prejudice to the contract rights in this Agreement.

               (c) Service on the Board. So long as Employee is willing to serve on the Board and has not been terminated for cause, the Board shall nominate Employee for election to the Board. Failure to elect to, or removal from, the position of director or President and Chief Executive Officer or termination of this Agreement for any reason shall not constitute resignation from the Board or termination of Employee's service on the Board and termination of employment as President and Chief Executive Officer shall not include termination as a director.

          1.2 Performance. Throughout the period of Employee's employment hereunder, Employee shall devote Employee's full business time, attention, knowledge and skills, faithfully, diligently, and to the best of Employee's ability, to the active performance of Employee's duties and responsibilities hereunder; provided, however, Employee may serve as a director of other corporations and entities and may engage in other activities to the extent they do not inhibit the performance of Employee's duties hereunder, or conflict with the business of the Company. Employee shall do such traveling as reasonably may be required in connection with the performance of such duties and responsibilities. Employee shall not be required to relocate Employee's residence and Employee may conduct work out of his residence from time to time as he determines appropriate.


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     2.   Term of Employment.   Unless terminated as provided in Section 4
hereof, the term of this Agreement shall extend to August 31, 2003 (the "Initial Period"), and thereafter shall automatically continue on a year to year basis (each a "Subsequent Period") unless the Company or Employee shall give the other party notice at least 60 days prior to the termination of the Initial Period or any Subsequent Period of its or his election not to renew the term of employment, in which case this Agreement shall terminate at the end of the period in which the notice is given; provided, however, the Company's obligation to pay compensation pursuant to Section 3 or perform any other acts with respect to the last year for which this Agreement is effective shall continue and be enforceable notwithstanding the termination of this Agreement.

     3.   Compensation and Benefits.

          3.1 Base Salary. As compensation for services to be rendered by Employee hereunder, the Company shall pay to Employee an annual salary of not less than $180,000 per year, payable in periodic installments (but in no event less frequently than monthly) in accordance with the standard payroll practices of the Company in effect from time to time. Employee's salary shall be reviewed annually for increase (but not decrease) on a merit basis. Such review shall be conducted at the first meeting of the Board after the end of a fiscal year but not later than August 31 of each year and the effective date of any such increase shall be August 16. So long as the Company's power, process and systems automation business remains the same in all material respects as it is on the date of this Agreement, Employee's annual salary in effect from time to time shall not be decreased. In the event the Company makes a disposition of the power, process and systems automation business so that it is no longer a part of the Company, but the motion control business remains a part of the Company and Employee remains as President and Chief Executive Officer of the Company, the amount of Employee's annual salary may be renegotiated. Thereafter annual reviews shall continue as above provided. The Employee's annual salary in effect from year to year is herein referred to as the "Base Salary".

          3.2  Annual Bonus.

               (a) Performance Criteria. The Company shall pay to Employee an Annual Bonus with respect to each fiscal year in amounts determined as provided by the Board based on achieving performance criteria established at the beginning of each fiscal year. Such performance criteria will recognize the overall financial performance of the Company and the improvements made in financial results.

               (b) Time of Payment. The first payment of the Annual Bonus to Employee pursuant to Section 3.2(a) shall be with respect to the fiscal year ended June 30, 1999. An Annual Bonus provided herein shall be paid with respect to each fiscal year thereafter during the term of this Agreement. All Annual Bonuses payable under Section 3.2(a) shall be paid in cash immediately following the first Board meeting held after the end of the applicable fiscal year at which the Annual Bonus calculation is approved by the Board.

          3.3  Certain Dispositions.

          (a) Bonus. A separate cash bonus shall be paid to employee with respect to a Disposition of (i) Hathaway Systems Corporation, Hathaway Process Instrumentation Corporation, and Hathaway Industrial Automation, Inc., or any of their respective product lines (herein referred to as "Power/Process/Systems") and (ii) Hathaway Motion Control Corporation or any of its subsidiaries or product lines (herein referred to together as "Motion Control"). The term "Disposition" shall include a sale of stock or assets or other transfer for value of an equity interest in the designated entity for which the Company recognizes a gain for financial reporting purposes. The bonus payable shall be an amount in dollars equal to a percentage of the cumulative sales price received (excluding purchased cash) on


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     Dispositions that are consummated on or before March 31, 2000 in accordance with the following schedules.

                       Sale of Power/Process/Systems
        ----------------------------------------------------------
Cumulative Sales            Percentage of Cumulative Sales
            Price Received                    Price Received Payable as a Bonus
          ----------------------              ---------------------------------

          Below $9,000,000                    0%
                $9,000,000                    1.0% plus
          Next $ 2,000,000            2.0% of amount over $ 9,000,000 plus
          Next $ 2,000,000            3.0% of amount over $11,000,000 plus
          Next $ 2,000,000            4.0% of amount over $13,000,000 plus
          All Additional Amounts      5.0% of amount over $15,000,000


                            Sale of Motion Control
        ----------------------------------------------------------
Cumulative Sales            Percentage of Cumulative Sales
            Price Received                    Price Received Payable as a Bonus
          ----------------------              ---------------------------------
          Below $7,000,000                    0%
                $7,000,000                    1.0% plus
          Next $ 2,000,000            2.0% of amount over $ 7,000,000 plus
          Next $ 2,000,000            3.0% of amount over $9,000,000 plus
          Next $ 2,000,000            4.0% of amount over $11,000,000 plus
          All Additional Amounts      5.0% of amount over $13,000,000

     A Disposition will be consummated for the purpose of this section if a definitive purchase agreement has been executed on or before March 31, 2000 and any such transaction is subsequently closed.

               (b) Time of Payment. A bonus is earned under this Section 3.3 if Employee was in the employ of the Company in the capacities described in
     Section 1.1 at the time a definitive contract for a transaction described was executed. Any bonus payable pursuant to this Section 3.3 shall be paid in cash within 30 days after closing the transaction without regard to whether employment may have been terminated prior to payment.

          3.4 Long-Term Incentive Payment Plan. On or before the first Board meeting held in a current fiscal year, the Board shall consider whether to grant options to purchase the Company's Common Stock ("Stock Options") to Employee, including the terms and provisions of any Stock Options.
     Payments provided under this Section 3.4 are referred to herein as "Long-Term Incentive Payout." In making its determination the Board shall consider, among other things, the Employee's responsibilities and efforts and performance under this Agreement in relation to the business plan and forecast, the relationship between the benefits of Stock Options and improving shareholder value, the development of the Company's products and the performance of the Company's products in the marketplace, impact of the Company's products and product development on future prospects for the Company, and an increase in the trading price per share of the Company's Common Stock. The Board shall also consider customary business practices and Long-Term Incentive Payment Plan benefits granted to Employee in comparison to such benefits provided to other executives in positions similar to the Employee.

          3.5 Expenses. The Company promptly shall reimburse Employee, upon presentation of appropriate receipts and vouchers, for any reasonable business expenses incurred by Employee in connection with the performance of his duties and responsibilities hereunder.


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          3.6  Vacation.  Throughout the period of Employee's employment hereunder, Employee shall be entitled to take, from time to time, 4 weeks of vacation annually with pay at such times as shall be mutually convenient to Employee and the Company.

          3.7  Benefits and Perquisites.

               (a) Participation. The Company shall make available to Employee, throughout the period of employment hereunder, such benefits and perquisites as are generally provided by the Company to its employees. Without limiting the foregoing, Employee shall be eligible to participate in any bonus plan, stock option plan, stock purchase plan, pension plan and group life, health and accident insurance plans as the Company shall continue to provide or which may hereafter be adopted by the Company for the benefit of its employees generally. The Company shall provide and pay the premium on long term disability insurance for Employee. The Company shall not make any changes in such plans or arrangements which would adversely affect the Employee's rights or benefits thereunder, unless such changes occur pursuant to a program applicable to all employees of the Company and do not result in a proportionately greater reduction in the rights of, or benefits to, the Employee as compared with any other employee of the Company.

               (b)  Office Space.   The Company shall provide office space and
     secretarial services at the Company's offices suitable to Employee's position.

               (c) Life Insurance. The Company shall provide whole life insurance on the life of Employee with death benefits of $500,000 with all premiums paid by the Company. Employee may designate the beneficiary or beneficiaries of such policy.

               (d) Automobile. The Company shall provide a new automobile no less frequently than every 3 years for Employee's sole use and the Company shall pay all costs of operating and maintaining or repairing such automobile. At or before the time of replacement Employee shall have the right to purchase, at its depreciated cost to the Company, the automobile previously provided.

               (e) Benefit Plans. The Company will make non-qualified contributions for Employee's benefit under the Company's IRS (S) 401(k) plan on the same basis as it makes contributions for other employees.

               (f) Retirement Plan Benefits. The Company will provide to Employee retirement plan benefits under any plan on the same basis it provides benefits to other employees.

     4. Termination. This Agreement may be terminated by the Company or Employee as provided in this Section 4.

          4.1  Cause.

               (a) Definition. This Agreement may be terminated at any time at the option of the Company for Cause (as such term is hereinafter defined), effective as provided in Section 4.9. As used herein, the term "Cause" shall mean and be limited to: (i) conviction of an offense, with all appeal rights exhausted, constituting a felony under Colorado law and resulting or intending to result in Employee's gain or personal enrichment at the expense of the Company, (ii) the willful violation of the terms of this Agreement, (iii) gross negligence by Employee in connection with the performance of Employee's duties, responsibilities, agreements and covenants hereunder, which violation or negligence shall continue uncorrected for a period of 45 days after receipt by Employee of a Notice of Termination; or (iv) excessive use (following at least one written warning) of alcohol or any illegal use of narcotics. For purposes of this


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     Section, no act or failure to act on the Employee's part shall be considered "willful" unless done, or omitted to be done, by him not in good faith and without reasonable belief that his action or omission was in the best interest of the Company. Notwithstanding the foregoing, the Employee shall not be deemed to have been terminated for Cause without Notice of Termination to the Employee setting forth (i) the reasons for the Company's intention to terminate for Cause, (ii) an opportunity on reasonable notice for the Employee, together with counsel, to be heard before the Board,
     (iii) the specific termination provision in this Agreement relied upon, and
     (iv) in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provisions so indicated.

               (b) Salary; Benefits; Bonuses. Upon termination for Cause, the Company shall (i) continue the Base Salary through the Date of Termination,
     (ii) pay all fringe benefits through the end of the calendar month in which termination occurs, (iii) pay an Annual Bonus pursuant to Section 3.2 and Long-Term Incentive Payout pursuant to Section 3.4 treating the effective Date of Termination as being the last day of the fiscal year in which termination under this Section 4 occurs, and (iv) pay the separate bonus pursuant to Section 3.3 as earned prior to the effective Date of Termination.

          4.2 Retirement. Termination of employment based on "Retirement" shall mean termination in accordance with any retirement arrangement established with Employee's consent, including settlement for the Annual Bonus pursuant to section 3.2, the separate bonus payable upon a Disposition pursuant to Section 3.3 and Long-Term Incentive Payout pursuant to Section 3.4.

          4.3  Death of Employee.   This Agreement shall terminate upon the
     death of Employee; provided, however, the Company shall (i) continue Employee's Base Salary through the month in which death occurs and for the following three months and (ii) shall make payments as provided in Section
     4.5 in place of (x) Annual Bonus payments provided in Section 3.2 and (y) the Long-Term Incentive Payout pursuant to Section 3.4.

          4.4  Disability of Employee.

               (a) Termination; Definition. In the event Employee becomes mentally or physically disabled during the term of employment hereunder, this Agreement shall terminate as of the date such disability is established. As used in this Section, the term "Disabled" or "Disability" means suffering from any mental or physical condition, other than use of alcohol or illegal use of narcotics, which renders Employee unable to perform substantially all of Employee's duties and services under this Agreement in a satisfactory manner for a period of six consecutive months. If, by reason of Disability, Employee is absent from the full time performance of his duties with the Company for six consecutive months, Notice of Termination may be given and if Employee has not returned to the full time performance of his duties within 30 days thereafter Employee's Disability shall be deemed "established" at the end of such 30 day period.

               (b) Salary; Benefits. During any period that Employee fails to perform his full time duties with the Company because he is Disabled, Employee shall continue to receive Base Salary until this Agreement is terminated pursuant to Section 4.8 at the rate in effect at the commencement of any such period adjusted for any compensation payable to him under any Company paid disability plan during such period. In the event of termination for Disability the Company shall continue (i) Employee's Base Salary adjusted for any compensation payable to him under any Company paid disability plan during such period and (ii) the same coverage under medical, dental, long-term disability and life insurance for the greater of (x) the remaining term of this Agreement or (y) until long term disability insurance coverage becomes effective.


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               (c)  Bonuses.  In the event of termination upon established
     Disability the Company shall make payments as provided in Section 4.5 in place of (i) the Annual Bonus payment provided in Section 3.2 and (ii) the Long-Term Incentive Payout pursuant to Section 3.4.

          4.5 Death and Disability of Employee. In the event of termination upon death the Company shall make payments to Employee's personal representative, and in the event of termination for Disability the Company shall make payments to Employee, as hereinafter provided. Such payments shall be made immediately following the first meeting of the Board held after the end of the fiscal year in which death or Disability occurred, but in no event later than August 31 of such year.

               (a)  Annual Bonus.   With respect to the Annual Bonus payment
     provided in Section 3.2(a) the Company shall make a separate determination of the Annual Bonus based on the factors provided in Section 3.2(a) for the fiscal year in which death or Disability occurs.

               (b) Long Term Incentive Plan. With respect to the Long-Term Incentive Payout provided in Section 3.4 the Company shall make a separate determination of the Long-Term Incentive Payout based on the factors provided in Section 3.4 for the fiscal year in which death or Disability occurs.

          4.6 Other than for Cause. If Employee's employment shall be terminated by the Company other than for Cause, Retirement or Disability, prior to a change in control of the Company or potential change in control of the Company as defined in the Severance Agreement referred to in Section 4.7, then Employee shall be entitled to the payments provided below:

               (a) Base Salary. On the effective Date of Termination the Company shall pay Employee his full Base Salary through the end of the month in which termination occurs at the rate in effect at the time Notice of Termination is given, and for one full year thereafter.

               (b) Benefits. The Company shall continue providing medical, dental, long-term disability and life insurance equal to the coverages existing at the time Notice of Termination is given for the greater of (i) term of this Agreement or (ii) for one full year.

               (c) Annual and Long Term Bonus. On the effective Date of Termination the Company shall make payments to and issue to Employee with respect to, and in place of, (i) the Annual Bonus payment provided in
     Section 3.2 an amount in cash equal to 0.9 multiplied by Base Salary for the year in which employment is terminated and (ii) the Long Term Incentive Payout provided in Section 3.4 for the fiscal year in which employment is terminated under this Section.

          4.7  Change in Control.

               (a) Severance Agreement Continued. The letter agreement dated __________________, 1998 ("Severance Agreement") between the Company and Employee providing certain benefits to Employee upon a change in control of the Company is continued and upon a change of control of the Company the Severance Agreement shall apply and have priority over this Agreement so that in the event of any conflict between this Agreement and the Severance Agreement the Severance Agreement shall apply.

               (b) Definition. As used in this Agreement the term "change in control of the Company" shall have the meaning expressed in the Severance Agreement.

          4.8 Notice of Termination. Any purported termination of employment by the Company or by Employee shall be communicated by written Notice of Termination to the other party hereto in

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     accordance with Section 13 hereof. For purposes of this Agreement, a
     "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon, shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of employment under the provision so indicated, and shall state an effective date of termination subject to adjustment pursuant to Section 4.9.

          4.9 Date of Termination, Etc. "Date of Termination" shall mean (i) if employment is terminated for Disability, the date as provided in
     Section 4.4(a), and (ii) if employment is terminated for Cause pursuant to
     Section 4.1 or for any other reason (other than Disability), the date specified in the Notice of Termination (which, in the case of a termination pursuant to Section 4.1 above shall be not less than 30 days); provided, however, that if within 30 days after any Notice of Termination is given, or, if later, prior to the Date of Termination (as determined without regard to this proviso), the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, the Date of Termination shall be the date on which the dispute is finally resolved, either by mutual written agreement of the parties, by a binding arbitration award, or by a final judgment, order or decree of a court of competent jurisdiction (which is not appealable or with respect to which the time for appeal therefrom has expired and no appeal has been perfected); provided further that the Date of Termination shall be extended by a notice of dispute only if such notice is given in good faith and the party giving such notice pursues the resolution of such dispute with reasonable diligence. Notwithstanding the pendency of any such dispute, Employee shall continue to perform his duties for the Company and the Company will continue to pay his full compensation in effect when the notice giving rise to the dispute was given (including, but not limited to, Base Salary) and continue Employee as a participant in all compensation, benefit and insurance plans in which Employee was participating when the notice giving rise to the dispute was given, until the dispute is finally resolved in accordance with this Section. Amounts paid under this Section are in addition to all other amounts due under this Agreement and shall not be offset against or reduce any other amounts due under this Agreement.

          4.10 Termination by Employee. Employee may terminate this Agreement by resigning as President and Chief Executive Officer upon at least 30 days prior written notice of the effective Date of Termination. In such event the Company shall continue Employee's Base Salary and all fringe benefits to the effective Date of Termination. Termination of this Agreement under this Section does not affect the Company's obligation to make all payments to Employee which were fixed and determined prior to the effective Date of Termination.

     5.   Confidential Information.

          5.1 Disclosure and Use. Employee shall not disclose, either during or subsequent to Employee's employment with the Company, any confidential information or proprietary data of the Company, whether or not developed by Employee, except (i) as may be required for Employee to perform Employee's employment duties with the Company; (ii) to the extent such information has been disclosed to Employee by a third party who is not subject to restriction on the dissemination of such information; (iii) as such information becomes generally available to the public other than as a result of a disclosure by Employee; (iv) to the extent such information is independently developed by Employee; (v) information which must be disclosed as a result of a subpoena or other legal process, or (vi) if Employee shall first secure the Company's prior written authorization.
     This covenant shall survive the termination of Employee's employment with the Company, and shall remain in effect and be enforceable against Employee for so long as any such Company confidential information or proprietary data retains economic value, whether actual or potential, from not being generally known to other persons who can obtain economic value from its disclosure or use.

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          5.2  Return of Materials.  Upon termination of employment by the
     Company, Employee shall promptly deliver to the Company all customer lists, specifications, drawings, listings, documentation, manuals, letters, notes, note books, reports, and copies thereof, and all other materials of a secret or confidential nature relating to the Company's business, which are in the possession or under the control of Employee.

     6. Inventions and Discoveries. Employee hereby assigns to the Company all of Employee's rights, title and interest in and to all inventions, discoveries, processes, designs and other intellectual property which relates to any business of the Company which, at the time of the invention, discovery or design, is a source of substantial revenue for the Company (hereinafter referred to collectively as the "Inventions"), and all improvements on existing Inventions made or discovered by Employee during the term of Employee's employment by the Company. Promptly upon the development or making of any such Invention or improvement thereon, Employee shall disclose the same to the Company and shall execute and deliver to the Company such reasonable documents as the Company may request to confirm the assignment of Employee's rights therein and, if requested by the Company, shall assist the Company in applying for and prosecuting any patents which may be available in respect thereof. This Section 6 does not apply to any Invention other than one which relates to any business of the Company which, at the time of invention, is a source of substantial revenue for the Company, regardless of when, where or how developed.

     7. Restrictive Covenant. While the Employee is an employee of the Company and during a period in which the Company is making continuation payments of Base Salary pursuant to Section 4 hereof, Employee shall not, without the prior written consent of the Company, (i) engage directly or indirectly in any Competing Business in the geographical area where the Company does business (including, without limitation, the United States and any country in which the Company has a sales representative at the time of termination) whether as an employee, consultant or advisor, or owner as principal, shareholder or partner of any equity interest in excess of 5% of any business entity (which shall include any proprietorship, trust, joint venture, partnership or any type of corporation or association), or (ii) serve as an officer, director, trustee, partner or the like in any such business entity.

          The term "Competing Business" as used in this Section 7 includes any business conducted by the Company, which initially includes the design, production and marketing of electronic systems and instrumentation for the worldwide power and process industries and motion control products, and any other products manufactured or marketed by the Company at the date of termination of this Agreement.

     8. Arbitration. Any controversy or claim arising out of or relating to this Agreement or the breach thereof, shall be settled by arbitration in the City and County of Denver in accordance with the rules of the American Arbitration Association. Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. The Company shall pay all costs of arbitration. In the event that it shall be necessary or desirable for Employee to retain legal counsel and/or incur other costs and expenses in connection with interpretation of his rights under this Agreement, including any procedure in arbitration, Employee shall be entitled to recover from the Company reasonable attorneys' fees and costs and expenses incurred by him in connection with such interpretation or arbitration, regardless of the final outcome, unless the arbitrator shall determine that under the circumstances such payment would be unjust.

     9. Mitigation. Employee shall not be required to mitigate the amount of any payment provided in this Agreement by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided in this Agreement be reduced by any compensation earned by Employee as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by Employee to the Company, or otherwise.

     10. Announcements. No public announcement regarding termination of employment of the Employee or any change in status of the Employee by the Company shall be made without Employee's approval. All matters with respect to termination of employment of Employee, retirement of Employee or other action taken pursuant to this Agreement shall be kept confidential and neither Company nor Employee will make unfavorable comments about the other in connection with this Agreement.

     11. Severability. If any provision of this Agreement is held invalid or unenforceable, either in its entirety or by virtue of its scope or application to given circumstances, such provision shall thereupon be deemed modified only to the extent necessary to render same valid, or not applicable to given circumstances, or excised from this Agreement, as the situation may require, and this Agreement shall be construed and enforced as if such provision had been included herein as so modified in scope or application, or had not been included herein, as the case may be.

     12. Non-Assignability. In light of the unique personal services to be performed by Employee hereunder, it is acknowledged and agreed that any purported or attempted assignment or transfer by Employee of this Agreement or any of Employee's duties, responsibilities or obligations hereunder shall be void. This Agreement may not be assigned by the Company without the prior written consent of Employee.

     13. Notices. Any notice, request, demand or other communication required or permitted under this Agreement shall be in writing and shall be deemed to have been given when delivered personally or on the date of receipt when mailed by certified mail, return receipt requested, addressed as follows:

          If to the Company:

                Hathaway Corporation
                8228 Park Meadows Drive
                Littleton, Colorado 80124

          If to Employee:

                Richard D. Smith
                8422 Newland Drive
                Arvada, Colorado 80003

or to such other address or addresses as may be specified from time to time by notice; provided, however, that any notice of change of address shall not be effective until its receipt by the party to be charged therewith.

     14.  General.

          14.1 Amendments. Neither this Agreement nor any of the terms or conditions hereof may be waived, amended or modified except by means of a written instrument duly executed by the party to be charged therewith.

          14.2 Captions and Headings. The captions and paragraph headings used in this Agreement are for convenience of reference only, and shall not affect the construction or interpretation of this Agreement or any of the provisions hereof.

          14.3 Governing Law. This Agreement, and all matters or disputes relating to the validity, construction, performance or enforcement hereof, shall be governed, construed and controlled by and under the laws of the State of Colorado without regard to principles of conflicts of law.

          14.4 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and permitted assigns.

                (a) The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, by agreement in form and substance satisfactory to Employee, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle Employee to all rights for breach hereunder.

                (b) If Employee should die while any amounts would still be payable to him hereunder if he had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Employee's personal representatives or to his estate.

          14.5 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original hereof, but all of which together shall constitute one and the same instrument.

          14.6 Entire Agreement. Except as otherwise set forth or referred to in this Agreement, this Agreement constitutes the sole and entire agreement and understanding between the parties hereto as to the subject matter hereof, and supersedes all prior discussions, agreements and understandings of every kind and nature between them as to such subject matter.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement on and as of the date first set forth above.

                                             HATHAWAY CORPORATION,


                                             By:  /s/ E. Prince
                                                --------------------------------

                                                  /s/ Richard D. Smith
                                                --------------------------------
                                                       Richard D. Smith